Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265027

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

Supplement dated July 14, 2023 to the Structured Capital Strategies® PLUS 21 Prospectus dated May 1, 2023

This Supplement modifies certain information in the above-referenced prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company (“Equitable”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 877-899-3743.

The following hereby supplements the corresponding table in “Appendix: Segment Interim Value — Overview of the Purposes and Impacts of the Calculation — Performance Cap Rate limiting factor”:

Jurisdiction	Contracts with application signed dates on or after this date will not use a Performance Cap Rate limiting factor in the Segment Interim Value calculation
New York	May 1, 2023
Alabama, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nevada, New Hampshire, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Vermont, Washington, West Virginia, Wisconsin, Wyoming	July 24, 2023

SCS PLUS 21/New Biz	Cat #800075 (7/23)
#534597